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                                                  EXHIBIT 4(c)
                                                  ------------

                Milbank, Tweed, Hadley & McCloy
                    1 Chase Manhattan Plaza
                   New York, New York  10005


                                  October 31, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re:  West Texas Utilities Company
         Certificate of Notification to Form U-1
         Application-Declaration (File No. 70-8057)


Dear Sirs:

         We refer to the Form U-1 Application-Declaration (File No. 70-
8057) under the Public Utility Holding Company Act of 1935, as amended (the "Application-Declaration"), and the Certificate of Notification thereto, filed by West Texas Utilities Company (the "Company"), a Texas corporation and a wholly-owned electric utility subsidiary of Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company. The Certificate of Notification relates to the issue and sale of $80,000,000 aggregate principal amount of First Mortgage Bonds, Series U, 6-3/8%, Due October 1, 2005, of the Company (the "Bonds"), and delivery by the Company of a Supplemental Indenture, dated as of October 1, 1995, all as set forth in the Application-Declaration. In connection with the Application-Declaration and the Certificate of Notification, we have acted as special counsel for the Company and, as such counsel, we are familiar with the corporate proceedings taken by the Company in connection with the issue and sale of the Bonds as described in the Application-Declaration and the Certificate of Notification.

         We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates by officers of the Company and other appropriate persons and statements contained in the Application-Declaration and the Certificate of Notification. Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that:

           1. The Company is validly organized and duly existing under the laws of the State of Texas.

           2. All state laws applicable to the issue and sale of the Bonds as described in the Application-Declaration and the Certificate of Notification, other than the state securities or "blue-sky" laws of various states as to which we express no opinion, have been complied with.

           3. The Bonds are valid and binding obligations of the Company in accordance with their terms, subject, as to the enforceability of the indenture pursuant to which the Bonds were issued, to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights, and (b) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (ii) concepts of materiality, reasonable- ness, good faith and fair dealing.

           4. The issue and sale of the Bonds as described in the Application-Declaration and the Certificate of Notification do not violate the legal rights of the holders of any securities issued by the Company or any associate company of the Company.

           5. The issue and sale of the Bonds as described in the Application-Declaration and the Certificate of Notification has been carried out in accordance with the terms and conditions of the Application-Declaration and the Certificate of Notification.

           In rendering the opinions hereinabove expressed, we have relied upon opinions of other counsel to the Company who are qualified to practice in jurisdictions pertaining to the transactions described above in which we are not admitted to practice. We do not express any opinion as to matters governed by any laws other than the Federal laws of the United States of America, the laws of the State of New York and, to the extent hereinabove stated, the laws of other jurisdictions pertaining to the transactions described above in reliance upon said opinions of counsel to the Company.

           We hereby consent to the use of this opinion as an exhibit to the Certificate of Notification.

                                      Very truly yours,



                                      /s/MILBANK, TWEED, HADLEY & MCCLOY
                                      Milbank, Tweed, Hadley & McCloy


RBW/JMH